Exhibit 99.1

ALTRIA REPORTS 2014 SECOND-QUARTER AND FIRST-HALF RESULTS;
REVISES FULL-YEAR EPS GUIDANCE; AND
ANNOUNCES NEW $1 BILLION SHARE REPURCHASE PROGRAM

▪	Altria’s 2014 second-quarter reported diluted earnings per share (EPS) increased 1.6% to $0.64, as comparisons were affected by special items.

▪	Altria’s 2014 second-quarter adjusted diluted EPS, which excludes the impact of special items, increased 4.8% to $0.65.

▪	Altria’s 2014 first-half reported diluted EPS decreased 6.8% to $1.23, as comparisons were affected by special items.

▪	Altria’s 2014 first-half adjusted diluted EPS, which excludes the impact of special items, increased 5.2% to $1.22.

▪	Altria revises its 2014 full-year reported diluted EPS guidance from a range of $2.53 to $2.60 to a range of $2.54 to $2.59.

▪
Altria revises its 2014 full-year adjusted diluted EPS guidance from a range of $2.52 to $2.59 to a range of $2.54 to $2.59, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.38 in 2013.

▪	Altria announces a new $1 billion share repurchase program to be completed by the end of 2015.
RICHMOND, Va. - July 22, 2014 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2014 second-quarter and first-half business results. Altria also narrowed its full-year guidance for 2014 reported diluted and adjusted diluted EPS and announced a new $1 billion share repurchase program.
“During the first six months of 2014, Altria grew adjusted diluted EPS by 5.2% behind solid performance by our companies’ leading premium brands and the strength of our diverse business model,” said Marty Barrington, Chairman and Chief Executive Officer of Altria. “Our companies are delivering against their strategies and their full-year plans are on track. We thus are tightening our guidance and now expect to deliver full-year adjusted diluted EPS growth in a range of 7% to 9%.”
“We’re also pleased with our progress in innovative products. Nu Mark began its national expansion of MarkTen in June and is achieving strong distribution,” said Mr. Barrington. “Nu Mark also continues to integrate Green Smoke into its business platform, beginning with its supply chain capabilities.”

6601 West Broad Street, Richmond VA 23230

Conference Call
As previously announced, a conference call with the investment community and news media will be webcast on July 22, 2014 at 9:00 a.m. Eastern Time. Access to the webcast is available at altria.com.
Cash Returns to Shareholders - Dividends and Share Repurchase Program
In May 2014, Altria’s Board of Directors (Board) declared a regular quarterly dividend of $0.48 per common share. The current annualized dividend rate is $1.92 per common share. As of July 18, 2014, Altria’s annualized dividend yield was 4.6%. Altria paid $955 million in dividends in the second quarter and $1.9 billion in the first half of 2014. Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
During the second quarter of 2014, Altria repurchased approximately 3.3 million shares of its common stock at an average price of $40.72 for a total cost of approximately $132 million. Altria has approximately $53 million remaining in the current $1 billion share repurchase program and expects to complete the program by the end of the third quarter of 2014. Additionally, Altria’s Board recently authorized a new $1 billion share repurchase program, which Altria expects to complete by the end of 2015. The timing of share repurchases depends upon marketplace conditions and other factors. Each program remains subject to the discretion of the Board.
Innovative Products
During the second quarter of 2014, Nu Mark LLC (Nu Mark) began its national expansion of MarkTen e-vapor products. MarkTen achieved distribution in over 60,000 retail stores in the Western half of the U.S. These stores account for more than 70% of cigarette industry volume in the Western U.S. where MarkTen is distributed. Nu Mark also completed the acquisition of the e-vapor business of Green Smoke, Inc. and its affiliates (Green Smoke) in the second quarter and began integration activities.
2014 Full-Year Guidance
Altria revises its guidance for 2014 full-year reported diluted EPS from a range of $2.53 to $2.60 to a range of $2.54 to $2.59. Altria’s full-year reported diluted EPS guidance reflects the impact of the special items shown in Table 1.
Altria also revises its 2014 full-year adjusted diluted EPS guidance, which excludes special items, from a range of $2.52 to $2.59 to a range of $2.54 to $2.59, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.38 in 2013. Altria expects stronger adjusted diluted EPS growth in the second half of the year, particularly in the fourth quarter, driven by various factors. These include lower fourth-quarter costs in the smokeable products segment due to the end of the quota buy-out payments and a significantly lower fourth-quarter effective tax rate on operations compared to the fourth quarter of 2013 resulting from Altria’s 2013 debt tender offer.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year adjusted to reported diluted EPS are shown in Table 1.

Table 1 - Altria’s Full-Year Earnings Per Share Guidance
	Full Year
	2014 Guidance			2013	Change
Reported diluted EPS	$2.54	to	$2.59	$2.26	12%	to	15%
NPM Adjustment Items			(0.03)	(0.21)
Asset impairment, exit, integration and acquisition-related costs			0.01	—
Tobacco and health litigation items			0.01	0.01
SABMiller special items			0.01	0.01
Loss on early extinguishment of debt			—	0.34
Tax items			—	(0.03)
Adjusted diluted EPS	$2.54	to	$2.59	$2.38	7%	to	9%

Altria expects that its 2014 full-year reported effective tax rate and effective tax rate on operations will be approximately 35%.
ALTRIA GROUP, INC.
Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews OCI, operating margins and diluted EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller plc (SABMiller) special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (NPM) adjustment disputes (such settlements and determinations are referred to collectively as NPM Adjustment Items). Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable and difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria’s management believes that these adjusted measures provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of adjusted measures to corresponding GAAP measures are provided in the release. Comparisons are to the corresponding prior-year period unless otherwise stated.
Altria’s reportable segments are smokeable products, manufactured and sold by Philip Morris USA Inc. (PM USA) and John Middleton Co. (Middleton); smokeless products, manufactured and sold by U.S. Smokeless Tobacco Company LLC (USSTC) and PM USA; and wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle).
Altria’s 2014 second-quarter net revenues decreased by 0.8% to $6.3 billion. For the first half of 2014, Altria’s net revenues decreased by 0.5% to $11.8 billion. Altria’s revenues net of excise taxes increased 1.0% to $4.6 billion for the second quarter and increased 0.9% to $8.6 billion for the first half of 2014.
Altria’s 2014 second-quarter reported diluted EPS increased 1.6% to $0.64 driven by higher OCI in the smokeable and smokeless products segments, lower interest and other debt expense and fewer shares outstanding. These factors were partially offset by higher investment in innovative products, lower OCI from Philip Morris Capital Corporation (PMCC) and lower earnings from Altria’s equity investment in SABMiller. Altria’s second-quarter adjusted diluted EPS, which excludes the special items shown in Table 2, increased 4.8% to $0.65 primarily driven by the same factors discussed above.
Altria’s 2014 first-half reported diluted EPS decreased 6.8% to $1.23 primarily driven by lower OCI in the smokeable products segment resulting from PM USA’s NPM adjustment settlement in the first half of 2013. Lower OCI from PMCC, higher investment in innovative products and lower earnings from Altria’s equity investment in SABMiller also contributed to lower reported diluted EPS for the first-half of 2014. These factors were partially offset by lower interest and other debt expense, higher OCI from the smokeless products segment and fewer shares outstanding. Altria’s first-half adjusted diluted EPS grew 5.2% to $1.22, primarily due to higher adjusted OCI in the smokeable and smokeless products segments, lower interest and other debt expense and fewer shares outstanding. These factors were partially offset by lower OCI from PMCC, higher investment in innovative products and lower earnings from Altria’s equity investment in SABMiller.

Table 2 - Altria’s Adjusted Results

	Second Quarter			Six Months Ended June 30,
	2014	2013	Change	2014	2013	Change
Reported diluted EPS	$0.64	$0.63	1.6%	$1.23	$1.32	(6.8)%
NPM Adjustment Items	(0.01)	(0.01)		(0.03)	(0.16)
Tobacco and health litigation items	0.01	—		0.01	—
SABMiller special items	0.01	—		0.01	—
Adjusted diluted EPS	$0.65	$0.62	4.8%	$1.22	$1.16	5.2%

NPM Adjustment Items
NPM Adjustment Items affected comparisons of Altria’s second-quarter and first-half reported diluted EPS.

Table 3 - NPM Adjustment Items ($ in millions)

	Second Quarter		Six Months Ended June 30,
	2014	2013	2014	2013

Smokeable products segment	$43	$36	$43	$519
Interest and other debt expense, net	(17)	—	47	—
Total	$26	$36	$90	$519
During the second quarter of 2014, as a result of Kentucky and Indiana settling their NPM adjustment disputes for 2003-2012, PM USA recorded pre-tax earnings of $26 million, comprised of a reduction to cost of sales of $43 million, partially offset by a reduction to previously recorded interest income of $17 million.
During the first half of 2014, as a result of Kentucky and Indiana joining the NPM settlement, and the recording of interest income in the first quarter of 2014 related to the 2003 NPM arbitration panel decision, PM USA recorded pre-tax earnings of $90 million, comprised of a reduction to cost of sales of $43 million and an increase to interest income of $47 million.
During the second quarter and first half of 2013, PM USA recorded pre-tax earnings of $36 million and $519 million, respectively, as a reduction to cost of sales due to the settlement with certain states and territories of the NPM adjustment disputes for 2003-2012.
The EPS impact of the NPM Adjustment Items is shown in Table 2 and Schedules 6 and 7.
Tobacco and Health Litigation Items
During the second quarter of 2014, Altria and PM USA recorded pre-tax charges totaling $31 million related to the federal government’s lawsuit against them. These pre-tax charges represent the estimated costs of implementing the corrective communications remedy. The EPS impact of these charges is shown in Table 2 and Schedules 6 and 7.

SMOKEABLE PRODUCTS
The smokeable products segment delivered adjusted OCI and adjusted OCI margin growth in both the second quarter and first half of 2014, primarily through higher pricing. PM USA grew Marlboro’s and its total cigarette category retail share in both periods.
The smokeable products segment’s net revenues decreased 1.2% for the second quarter and 0.7% for the first half of 2014, as lower reported shipment volume was partially offset by higher pricing. Revenues net of excise taxes increased 0.8% in the second quarter and 0.9% in the first six months.
The smokeable products segment’s 2014 second-quarter reported OCI increased 3.7% primarily due to higher pricing, which was partially offset by lower reported shipment volume. Adjusted OCI, which is calculated excluding the special items identified in Table 4, grew 3.6% and adjusted OCI margins expanded 1.2 percentage points to 44.2%.
For the first half of 2014, the smokeable products segment’s reported OCI decreased 8.9% primarily driven by the impact of NPM Adjustment Items in the first half of 2013 and lower reported shipment volume, partially offset by higher pricing. Adjusted OCI, which excludes the special items detailed in Table 4, grew 4.9% primarily due to higher pricing, partially offset by lower reported shipment volume and higher promotional spending. Adjusted OCI margins expanded 1.6 percentage points in the first six months of 2014 to 44.1%. Table 4 summarizes revenues and OCI for the smokeable products segment.

Table 4 - Smokeable Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2014	2013	Change	2014	2013	Change
Net revenues	$5,611	$5,678	(1.2)%	$10,569	$10,646	(0.7)%
Excise taxes	(1,644)	(1,741)		(3,118)	(3,265)
Revenues net of excise taxes	$3,967	$3,937	0.8%	$7,451	$7,381	0.9%

Reported OCI	$1,789	$1,726	3.7%	$3,320	$3,646	(8.9)%
NPM Adjustment Items	(43)	(36)		(43)	(519)
Asset impairment, exit and implementation costs	(10)	1		(8)	2
Tobacco and health litigation items	16	—		19	5
Adjusted OCI	$1,752	$1,691	3.6%	$3,288	$3,134	4.9%
Adjusted OCI margins [1]	44.2%	43.0%	1.2 pp	44.1%	42.5%	1.6 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
PM USA’s 2014 second-quarter reported domestic cigarettes shipment volume decreased 5%, driven by the industry’s decline and wholesale inventory reductions in the second quarter, following elevated inventory levels in the first quarter. For the first six months of 2014, PM USA’s reported domestic cigarettes shipment volume decreased 3.8% primarily due to the industry’s rate of decline, partially offset by retail share gains. When adjusted for trade inventory changes and other factors, PM USA estimates that its second-quarter and first-half domestic cigarettes shipment volume decreased approximately 4% and total industry cigarette volumes declined approximately 4.5% in both periods.
Middleton’s reported cigars shipment volume increased 11.1% and 6.0% for the second quarter and first half of 2014, respectively, driven by Black & Mild’s strong performance in the tipped cigars segment and the expansion of Royal Comfort untipped cigarillos in select geographies. Table 5 summarizes smokeable products segment volume performance.

Table 5 - Smokeable Products: Shipment Volume (sticks in millions)

	Second Quarter			Six Months Ended June 30,
	2014	2013	Change	2014	2013	Change
Cigarettes:
Marlboro	27,679	29,119	(4.9)%	52,495	54,554	(3.8)%
Other premium	1,829	2,040	(10.3)%	3,458	3,822	(9.5)%
Discount	2,626	2,660	(1.3)%	4,930	4,944	(0.3)%
Total cigarettes	32,134	33,819	(5.0)%	60,883	63,320	(3.8)%

Cigars:
Black & Mild	320	294	8.8%	590	563	4.8%
Other	11	4	100%+	15	8	87.5%
Total cigars	331	298	11.1%	605	571	6.0%

Total smokeable products	32,465	34,117	(4.8)%	61,488	63,891	(3.8)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.
Marlboro gained 0.3 retail share points in the second quarter and 0.1 retail share point for the first half of 2014. PM USA grew its total retail share in the second quarter by 0.3 points and for the first half by 0.2 points due to gains by Marlboro, and L&M in Discount, partially offset by share losses on other portfolio brands.
In the machine-made large cigars category, Black & Mild’s retail share decreased 0.4 points in the second quarter and 0.1 point for the first half of 2014. Table 6 summarizes retail share performance by PM USA in cigarettes and Middleton in machine-made large cigars.

Table 6 - Smokeable Products: Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2014	2013	Percentage point change	2014	2013	Percentage point change
Cigarettes:
Marlboro	44.0%	43.7%	0.3	43.8%	43.7%	0.1
Other premium	2.9	3.1	(0.2)	2.9	3.1	(0.2)
Discount	4.1	3.9	0.2	4.1	3.8	0.3
Total cigarettes	51.0%	50.7%	0.3	50.8%	50.6%	0.2

Cigars:
Black & Mild	29.0%	29.4%	(0.4)	28.6%	28.7%	(0.1)
Other	0.4	0.2	0.2	0.3	0.2	0.1
Total cigars	29.4%	29.6%	(0.2)	28.9%	28.9%	—
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. Retail share results for cigars are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. Both services track sales in the Food, Drug and Mass Merchandisers (including Wal-Mart), Convenience, Military, Dollar Store and Club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). These services are not designed to capture sales through other channels, including the Internet, direct mail and some illicitly tax-advantaged outlets. Retail share results for cigars are based on data for machine-made large cigars. Middleton defines machine-made large cigars as cigars, made by machine, that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. Because the cigars service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in these services.

SMOKELESS PRODUCTS
In both the second quarter and first half of 2014, USSTC and PM USA grew OCI and expanded OCI margins. USSTC also increased Copenhagen and Skoal’s combined volume and retail share in both periods.
The smokeless products segment’s 2014 second-quarter net revenues increased 1.3% and first-half net revenues grew 3.7%. These results were primarily driven by higher pricing and volume, partially offset by higher promotional spending. The smokeless products segment’s revenues net of excise taxes increased 0.7% in the second quarter and 3.0% for the first half of 2014.
The smokeless products segment’s 2014 second-quarter OCI increased 5.6% and first-half OCI grew 6.5%, primarily driven by higher pricing and volume, partially offset by higher promotional spending. OCI margins for the smokeless products segment expanded 3.1 percentage points to 66.6% in the second quarter and 2.1 percentage points to 64.5% for the first half of 2014. Table 7 summarizes revenues and OCI for the smokeless products segment.

Table 7 - Smokeless Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2014	2013	Change	2014	2013	Change
Net revenues	$464	$458	1.3%	$879	$848	3.7%
Excise taxes	(36)	(33)		(66)	(59)
Revenues net of excise taxes	$428	$425	0.7%	$813	$789	3.0%

Reported and Adjusted OCI	$285	$270	5.6%	$524	$492	6.5%
OCI margins [1]	66.6%	63.5%	3.1 pp	64.5%	62.4%	2.1 pp
1 OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
USSTC and PM USA’s combined reported domestic smokeless products shipment volume increased 1.6% in the second quarter of 2014 and 3.6% for the first half of 2014, as volume growth in Copenhagen was partially offset by declines in Skoal and Other portfolio brands. Copenhagen and Skoal’s combined reported shipment volume increased 2.1% in the second quarter and 4.1% for the first half of 2014.
For both the second quarter and the first half, trade inventory movements related to changes in Skoal’s promotional strategy negatively affected volume performance. After adjusting for calendar differences and trade inventory changes, USSTC and PM USA estimate that their combined domestic smokeless products shipment volume grew approximately 3.5% in both the second quarter and the first half of 2014, while smokeless products category volume grew approximately 4.5% over the last 12 months. Table 8 summarizes volume performance for the smokeless products segment.

Table 8 - Smokeless Products: Shipment Volume (cans and packs in millions)

	Second Quarter			Six Months Ended June 30,
	2014	2013	Change	2014	2013	Change

Copenhagen	115.0	106.7	7.8%	218.9	200.2	9.3%
Skoal	69.3	73.8	(6.1)%	133.3	138.2	(3.5)%
Copenhagen and Skoal	184.3	180.5	2.1%	352.2	338.4	4.1%
Other	19.5	20.0	(2.5)%	37.7	37.8	(0.3)%
Total smokeless products	203.8	200.5	1.6%	389.9	376.2	3.6%
Note: Other includes certain USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can-for-can basis. To calculate volumes of cans and packs shipped, USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST.
Copenhagen and Skoal’s combined retail share increased 0.4 share points to 51.1% in the second quarter of 2014, the highest combined retail share since the acquisition of UST LLC in 2009. Copenhagen’s retail share grew 1.5 share points in both the second quarter and the first half, driven primarily by Copenhagen Long Cut Wintergreen. Skoal’s retail share declined 1.1 share points in the second quarter, while its sequential retail share was unchanged. For the first half of 2014, Skoal’s retail share declined 1.2 points.

USSTC and PM USA’s combined smokeless products retail share for the second quarter of 2014 increased 0.1 share point, as retail share gains for Copenhagen were mostly offset by share losses for Skoal and Other portfolio brands. For the first half of 2014, USSTC and PM USA’s combined smokeless products retail share was unchanged. Table 9 summarizes smokeless products retail share performance.

Table 9 - Smokeless Products: Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2014	2013	Percentage point change	2014	2013	Percentage point change

Copenhagen	30.5%	29.0%	1.5	30.4%	28.9%	1.5
Skoal	20.6	21.7	(1.1)	20.6	21.8	(1.2)
Copenhagen and Skoal	51.1	50.7	0.4	51.0	50.7	0.3
Other	4.0	4.3	(0.3)	4.0	4.3	(0.3)
Total smokeless products	55.1%	55.0%	0.1	55.0%	55.0%	—
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. The service tracks sales in the Food, Drug and Mass Merchandisers (including Wal-Mart), Convenience, Military, Dollar Store and Club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. Other includes certain USSTC and PM USA smokeless products. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing MST products on a can-for-can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can-for-can basis. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE
In the wine segment, Ste. Michelle grew 2014 net revenues for the second quarter by 6.6% and for the first half by 4.6% primarily due to higher pricing and increased shipments. Ste. Michelle grew OCI by 12.0% for the second quarter and 11.1% for the first half due to the same factors, partially offset by higher costs. Revenues net of excise taxes increased 6.8% in the second quarter and 4.7% for the first half of 2014. Ste. Michelle’s OCI margins expanded 1.0 percentage point in the second quarter to 19.9% and 1.1 percentage points in the first half to 18.9%. Table 10 summarizes revenues and OCI for the wine segment.

Table 10 - Wine: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2014	2013	Change	2014	2013	Change
Net revenues	$146	$137	6.6%	$275	$263	4.6%
Excise taxes	(5)	(5)		(10)	(10)
Revenues net of excise taxes	$141	$132	6.8%	$265	$253	4.7%

Reported and Adjusted OCI	$28	$25	12.0%	$50	$45	11.1%
OCI margins [1]	19.9%	18.9%	1.0 pp	18.9%	17.8%	1.1 pp
1 OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
Ste. Michelle grew wine shipment volume 1.9% for the second quarter and 1.5% for the first half of 2014, as increased volume of Chateau Ste. Michelle and 14 Hands was mostly offset by declines in

Columbia Crest and Other brands. Table 11 summarizes Ste. Michelle’s reported shipment volume performance.

Table 11 - Wine: Shipment Volume (cases in thousands)

	Second Quarter			Six Months Ended June 30,
	2014	2013	Change	2014	2013	Change

Chateau Ste. Michelle	731	654	11.8%	1,304	1,184	10.1%
Columbia Crest [1]	186	225	(17.3)%	378	452	(16.4)%
14 Hands	371	336	10.4%	757	653	15.9%
Other [1]	599	636	(5.8)%	1,151	1,247	(7.7)%
Total Wine	1,887	1,851	1.9%	3,590	3,536	1.5%
1 Two Vines is no longer sold under the Columbia Crest brand. Effective January 1, 2014, shipment volume for Two Vines is included in “Other.” Prior-period shipment volume for Columbia Crest and Other have been adjusted to reflect this change.

Altria’s Profile
Altria owns 100% of each of PM USA, USSTC, Middleton, Nu Mark, Ste. Michelle and PMCC. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen™ and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars®, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the period ended March 31, 2014.
These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration (FDA). Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	2014	2013	% Change

Net revenues	$6,256	$6,305	(0.8)%
Cost of sales [1]	1,968	1,972
Excise taxes on products [1]	1,685	1,779
Gross profit	2,603	2,554	1.9%
Marketing, administration and research costs	564	489
Asset impairment and exit costs	(10)	1
Operating companies income	2,049	2,064	(0.7)%
Amortization of intangibles	5	5
General corporate expenses	69	58
Operating income	1,975	2,001	(1.3)%
Interest and other debt expense, net	230	264
Earnings from equity investment in SABMiller	(200)	(227)
Earnings before income taxes	1,945	1,964	(1.0)%
Provision for income taxes	683	698
Net earnings attributable to Altria Group, Inc.	$1,262	$1,266	(0.3)%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$0.64	$0.63	1.6%

Weighted-average diluted shares outstanding	1,980	2,002	(1.1)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2014	$5,611	$464	$146	$35	$6,256
2013	5,678	458	137	32	6,305
% Change	(1.2)%	1.3%	6.6%	9.4%	(0.8)%

Reconciliation:
For the quarter ended June 30, 2013	$5,678	$458	$137	$32	$6,305
Operations	(67)	6	9	3	(49)
For the quarter ended June 30, 2014	$5,611	$464	$146	$35	$6,256

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2014	$1,789	$285	$28	$(53)	$2,049
2013	1,726	270	25	43	2,064
% Change	3.7%	5.6%	12.0%	(100)%+	(0.7)%

Reconciliation:
For the quarter ended June 30, 2013	$1,726	$270	$25	$43	$2,064
NPM Adjustment Items - 2013	(36)	—	—	—	(36)
Asset impairment and exit costs - 2013	1	—	—	—	1
	(35)	—	—	—	(35)

NPM Adjustment Items - 2014	43	—	—	—	43
Asset impairment and exit costs - 2014	10	—	—	—	10
Green Smoke acquisition-related and integration costs - 2014	—	—	—	(9)	(9)
Tobacco and health litigation items - 2014	(16)	—	—	—	(16)
	37	—	—	(9)	28
Operations	61	15	3	(87)	(8)
For the quarter ended June 30, 2014	$1,789	$285	$28	$(53)	$2,049

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	2014	2013	% Change

Net revenues	$11,773	$11,833	(0.5)%
Cost of sales [1]	3,720	3,271
Excise taxes on products [1]	3,194	3,334
Gross profit	4,859	5,228	(7.1)%
Marketing, administration and research costs	1,027	951
Asset impairment and exit costs	(8)	1
Operating companies income	3,840	4,276	(10.2)%
Amortization of intangibles	10	10
General corporate expenses	121	113
Operating income	3,709	4,153	(10.7)%
Interest and other debt expense, net	383	525
Earnings from equity investment in SABMiller	(425)	(483)
Earnings before income taxes	3,751	4,111	(8.8)%
Provision for income taxes	1,314	1,460
Net earnings attributable to Altria Group, Inc.	$2,437	$2,651	(8.1)%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$1.23	$1.32	(6.8)%

Weighted-average diluted shares outstanding	1,983	2,003	(1.0)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Six Months Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2014	$10,569	$879	$275	$50	$11,773
2013	10,646	848	263	76	$11,833
% Change	(0.7)%	3.7%	4.6%	(34.2)%	(0.5)%

Reconciliation:
For the six months ended June 30, 2013	$10,646	$848	$263	$76	$11,833
Operations	(77)	31	12	(26)	(60)
For the six months ended June 30, 2014	$10,569	$879	$275	$50	$11,773

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2014	$3,320	$524	$50	$(54)	$3,840
2013	3,646	492	45	93	$4,276
% Change	(8.9)%	6.5%	11.1%	(100)%+	(10.2)%

Reconciliation:
For the six months ended June 30, 2013	$3,646	$492	$45	$93	$4,276
NPM Adjustment Items - 2013	(519)	—	—	—	(519)
Asset impairment, exit and implementation costs - 2013	2	—	—	—	2
Tobacco and health litigation items - 2013	5	—	—	—	5
	(512)	—	—	—	(512)

NPM Adjustment Items - 2014	43	—	—	—	43
Asset impairment and exit costs - 2014	8	—	—	—	8
Green Smoke acquisition-related and integration costs - 2014	—	—	—	(9)	(9)
Tobacco and health litigation items - 2014	(19)	—	—	—	(19)
	32	—	—	(9)	23
Operations	154	32	5	(138)	53
For the six months ended June 30, 2014	$3,320	$524	$50	$(54)	$3,840

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,644	$1,741	$3,118	$3,265
Smokeless products	36	33	66	59
Wine	5	5	10	10
	$1,685	$1,779	$3,194	$3,334

The segment detail of charges for resolution expenses related to state settlement and other tobacco agreements included in cost of sales is as follows:

Smokeable products	$1,180	$1,216	$2,255	$1,836
Smokeless products	4	3	7	6
	$1,184	$1,219	$2,262	$1,842

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$61	$59	$123	$117
Smokeless products	1	—	2	1
	$62	$59	$125	$118

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2014 Net Earnings	$1,262	$0.64
2013 Net Earnings	$1,266	$0.63
% Change	(0.3)%	1.6%

Reconciliation:
2013 Net Earnings	$1,266	$0.63

2013 NPM Adjustment Items	(23)	(0.01)
2013 SABMiller special items	(2)	—
Subtotal 2013 special items	(25)	(0.01)

2014 NPM Adjustment Items	15	0.01
2014 Tobacco and health litigation items	(20)	(0.01)
2014 SABMiller special items	(15)	(0.01)
Subtotal 2014 special items	(20)	(0.01)

Fewer shares outstanding	—	0.01
Change in tax rate	11	—
Operations	30	0.02
2014 Net Earnings	$1,262	$0.64

2014 Net Earnings Adjusted For Special Items	$1,282	$0.65
2013 Net Earnings Adjusted For Special Items	$1,241	$0.62
% Change	3.3%	4.8%

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2014 Net Earnings	$2,437	$1.23
2013 Net Earnings	$2,651	$1.32
% Change	(8.1)%	(6.8)%

Reconciliation:
2013 Net Earnings	$2,651	$1.32

2013 NPM Adjustment Items	(334)	(0.16)
2013 Asset impairment and exit costs	1	—
2013 Tobacco and health litigation items	4	—
2013 SABMiller special items	7	—
Subtotal 2013 special items	(322)	(0.16)

2014 NPM Adjustment Items	56	0.03
2014 Asset impairment, exit, integration and acquisition-related costs	(1)	—
2014 Tobacco and health litigation items	(23)	(0.01)
2014 SABMiller special items	(21)	(0.01)
Subtotal 2014 special items	11	0.01

Fewer shares outstanding	—	0.01
Change in tax rate	21	0.01
Operations	76	0.04
2014 Net Earnings	$2,437	$1.23

2014 Net Earnings Adjusted For Special Items	$2,426	$1.22
2013 Net Earnings Adjusted For Special Items	$2,329	$1.16
% Change	4.2%	5.2%

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	June 30, 2014	December 31, 2013
Assets
Cash and cash equivalents	$1,193	$3,175
Inventories	1,850	1,879
Deferred income taxes	1,101	1,100
Other current assets	331	436
Property, plant and equipment, net	1,997	2,028
Goodwill and other intangible assets, net	17,344	17,232
Investment in SABMiller	7,033	6,455
Finance assets, net	1,783	1,997
Other long-term assets	650	557
Total assets	$33,282	$34,859

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$—	$525
Accrued settlement charges	2,044	3,391
Other current liabilities	3,002	3,142
Long-term debt	13,993	13,992
Deferred income taxes	6,970	6,854
Accrued postretirement health care costs	2,152	2,155
Accrued pension costs	213	212
Other long-term liabilities	481	435
Total liabilities	28,855	30,706
Redeemable noncontrolling interest	34	35
Total stockholders’ equity	4,393	4,118
Total liabilities and stockholders’ equity	$33,282	$34,859

Total debt	$13,993	$14,517